EXHIBIT 99.2
INDIANAPOLIS, March 31, 2008 — Bell Industries, Inc. (AMEX:BI — News) today announced it has entered into a definitive agreement to sell its SkyTel division to Velocita Wireless LLC for a total consideration of $8.0 million, comprised of $3.0 million in cash at closing and deferred payments totaling $5.0 million to be paid over a period of two years. The SkyTel business is comprised of its wireless data and messaging services, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging operations. The proceeds from the sale will be used to pay down any outstanding balances on Bell’s revolving credit facility and provide working capital for the company’s continuing operations.
Velocita Wireless LLC, a provider of custom wireless machine-to-machine data delivery solutions for businesses and government, will continue to provide paging and telemetry services to SkyTel’s customers through SkyTel’s existing wireless network from SkyTel’s headquarters in Clinton, Mississippi. The closing of the sale, which is expected to occur in 60 to 90 days, is conditioned upon certain customary closing conditions, including receiving regulatory approval for the transfer of SkyTel’s wireless licenses and receiving consents from Bell’s lenders and tower lease landlords.
Following the completion of the SkyTel sale, Bell will have completely divested the assets of the SkyTel business that Bell acquired from Verizon Communications in January 2007. In January 2008, Bell sold SkyTel’s automated vehicle location business for $7.0 million, and in September 2007 Bell sold certain stock ownership interests in entities that owned wireless licenses for $13.5 million (approximately $1 million of which was deferred until April 2009). The aggregate impact of these three divestitures will result in a book loss of approximately $4 million. Following the SkyTel sale, Bell will have a total of approximately $6 million in deferred consideration, which will be received over the next two years, and anticipated net debt of approximately $13 million to $15 million, including $11 million in long-term secured convertible debt.
``The sale of the remainder of the SkyTel division is another important step in Bell’s process of solidifying its balance sheet and improving cash flows,’’ said Kevin J. Thimjon, president and chief financial officer of Bell. ``This will also allow Bell to focus all of its attention on continuing to reduce costs and improve the cash flows of its two remaining businesses.’’
About Bell Industries
After completion of the sale of the SkyTel division, Bell Industries will be comprised of two operating units, Bell’s Technology Solutions business and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from managed technology services to reverse logistics and mobile/wireless solutions. The Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle markets, including marine, snowmobile, cycle and ATV.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the ``safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, completing the Velocita transaction in the next 45-90 days, receiving regulatory approval for the transfer of SkyTel’s wireless licenses and receiving consents from Bell’s lenders and tower lease landlords, solidifying the balance sheet, and reducing costs and improving cash flows, are based upon our current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the company’s business, results of operations and financial condition. Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.